UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2023 (March 14, 2023)

CXApp Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39642	85-2104918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Four Palo Alto Square, Suite 200 3000 El Camino Real Palo Alto, CA	94306
(Address of principal executive offices)	(Zip Code)

(650) 575-4456

(Registrant’s telephone number, including area code)

KINS Technology Group Inc.

Four Palo Alto Square, Suite 200

3000 El Camino Real

Palo Alto, CA 94306

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	CXAI	The Nasdaq Stock Market LLC
Warrants to purchase common stock	CXAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Unless the context otherwise requires, “we,” “us,” “our,” “CXApp” and the “Company” refer to CXApp Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination (as defined below). Unless the context otherwise requires, references to “KINS” refer to KINS Technology Group Inc., a Delaware corporation (“KINS”), the Company prior to the Business Combination. All references herein to the “Board” refer to the board of directors of the Company.

“Legacy CXApp” refers to CXApp Holding Corp., a Delaware corporation and a wholly owned subsidiary of the Company, which the Company acquired through the Business Combination. Prior to the Separation (as defined below), Legacy CXApp was a wholly owned subsidiary of Inpixon, a Nevada corporation (“Inpixon”).

Terms used in this Current Report on Form 8-K (this “Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the respective meanings given to them in the section entitled “Selected Definitions” beginning on page 7 of the Proxy Statement/Prospectus (as defined below).

Item 1.01.	Entry into a Material Definitive Agreement.

Business Combination

As disclosed under the section entitled “Proposal No. 1 - The Business Combination Proposal” beginning on page 118 of the proxy statement/prospectus (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) by KINS on February 13, 2023, KINS entered into the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 25, 2022, by and among KINS, KINS Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of KINS (“Merger Sub”), Inpixon and Legacy CXApp. As contemplated by the Merger Agreement:

(a)	on September 25, 2022, in connection with the execution of the Merger Agreement, KINS, Inpixon, CXApp and KINS Capital, LLC, a Delaware limited liability company and the sponsor entity to KINS (the “Sponsor”) entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed to vote any KINS securities held by it to approve the Business Combination and the other KINS stockholder matters required pursuant to the Merger Agreement, and not to seek redemption of any of its KINS securities in connection with the consummation of the Business Combination. Pursuant to the Sponsor Support Agreement, the Sponsor and KINS also agreed to amend the letter agreement, dated as of December 14, 2020 between the Sponsor and KINS (the “Insider Letter”) to amend the Founder Shares Lock-Up Period (as defined in the Insider Letter) to provide for lock-up of its shares of KINS Class B common stock, par value $0.0001 per share (“KINS Class B Common Stock”) or KINS Class A common stock, par value $0.0001 per share (“KINS Class A Common Stock” and together with the KINS Class B Common Stock, the “KINS Common Stock”) issuable upon conversion thereof) until the earlier of (A) the 180th day after the Closing (as defined below) and (B) (x) the date on which KINS completes a liquidation, merger, stock exchange, reorganization or other similar transaction following the Closing or (y) the day that the last reported sale price of the KINS Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period following the Closing; provided, that 10% of such shares (subject to adjustment) shall not be subject to foregoing lock-up and in the case of the private placement warrants, the warrants that may be issued upon conversion of working capital loans and the Class A common stock underlying such warrants, until 30 days after the completion of our initial business combination. Additionally, Sponsor agreed to exchange 6,150,000 shares of KINS Class B Common Stock for shares of KINS Class A Common Stock equal to such that the number of shares of KINS Common Stock issued as aggregate merger consideration exceeds (by one share): (i) the aggregate number of shares of KINS Class A Common Stock held by Sponsor at Closing (after taking into account the exchange), plus (ii) the aggregate number of shares of KINS Class B Common Stock held by certain funds and accounts managed by BlackRock, Inc. (including all Potential Forfeiture Shares (as defined in the Sponsor Support Agreement)), plus (iii) the aggregate number of shares of KINS Class A Common Stock that have not properly elected to redeem their shares of KINS Class A Common Stock pursuant to KINS’s governing documents, plus (iii) any shares of KINS Common Stock issued as incentives for non-redemption transactions and financing transactions, in each case, free and clear of all liens; provided, that, in no instance shall the number of shares issued to Sponsor in the exchange be less than 5,150,000 shares of KINS Class A Common Stock. The Sponsor Support Agreement terminated upon the Closing.

(b)	on March 14, 2023, in accordance with the terms of the Separation and Distribution Agreement, dated as of September 25, 2022, by and among KINS, Inpixon and Legacy CXApp (the “Separation Agreement”), Inpixon transferred the Legacy CXApp business, including certain related subsidiaries of Inpixon, to Legacy CXApp and made a cash contribution to Legacy CXApp of $10,000,000 (the “Separation”);

(c)	following the Separation, as contemplated by the Separation Agreement, Inpixon distributed on a pro rata basis to holders of Inpixon’s common stock, par value $0.001 per share (“Inpixon Common Stock”), and certain other Inpixon securities all of the shares of common stock, par value $0.0001 per share, of Legacy CXApp (“Legacy CXApp Common Stock”) held by Inpixon, on a pro rata, one for one basis as of the record date for the distribution, March 6, 2023 (the “Distribution”);

(d)	following these steps, Merger Sub merged with and into Legacy CXApp, with Legacy CXApp surviving as a direct, wholly owned subsidiary of CXApp (the “Merger”); and

(e)

as a result of and automatically upon the consummation of the Merger, each outstanding share of Legacy CXApp Common Stock (other than treasury shares) was cancelled in exchange for the right to receive (i) 0.0975222161241519 shares of Class A common stock, par value $0.0001 per share, of CXApp (“New CXApp Class A Common Stock”) (with fractional shares rounded down to the nearest whole share) and (ii) 0.345760584440175 shares of Class C common stock, par value $0.0001 per share, of CXApp (“New CXApp Class C Common Stock” and together with the New CXApp Class A Common Stock, the “New CXApp Common Stock”) (with fractional shares rounded down to the nearest whole share) (the transactions contemplated by clauses (a) through (e) collectively, the “Business Combination”).

Pursuant to the Merger Agreement, the parties thereto agreed that the obligations of Legacy CXApp to consummate the transactions contemplated by the Merger Agreement were subject to satisfaction or waiver by Legacy CXApp of the condition that the (i) aggregate amount of cash available in the trust account following the KINS stockholders’ meeting to approve the Merger, after deducting the amount required to satisfy the KINS share redemption amount (but prior to payment of any Legacy CXApp transaction expenses or KINS transaction expenses), plus (ii) the aggregate gross purchase price of any other purchase of shares of KINS Common Stock (or securities convertible or exchangeable for KINS Common Stock) actually received by KINS prior to or substantially concurrently with the Closing, plus (iii) the aggregate gross purchase price of any other purchase of shares of Legacy CXApp Common Stock (or securities convertible or exchangeable for Legacy CXApp Common Stock) actually received by Legacy CXApp prior to or substantially concurrently with the Closing, is equal to or greater than $9,500,000 (the “Minimum Cash Condition”). As previously reported on the Current Report on Form 8-K filed with the SEC on February 27, 2023, Legacy CXApp irrevocably and unconditionally waived the Minimum Cash Condition on February 27, 2023.

As previously reported on the Current Report on Form 8-K filed with the SEC on March 10, 2023, KINS held a special meeting of its stockholders on March 10, 2023 (the “Special Meeting”), at which KINS’ stockholders considered and approved (1) a proposal to approve the Business Combination, including (a) approving the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in the Proxy Statement/Prospectus, (2) a proposal to approve and adopt the proposed second amended and restated certificate of incorporation of CXApp in connection with the Business Combination, (3) proposals to approve, on a non-binding advisory basis, certain material differences between KINS’ amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation of CXApp, presented separately in accordance with the SEC’s requirements, (4) a proposal to elect five directors to serve staggered terms on the CXApp Board effective as of the Closing, (5) a proposal to approve for the purposes of complying with the applicable provisions of Nasdaq Stock Market Rule 5635, the issuance of shares of CXApp Common Stock in connection with the Merger, and (6) a proposal to approve and adopt the CXApp Inc. 2023 Equity Incentive Plan (the “Incentive Plan”), including the authorization of the initial share reserve under the Incentive Plan. Because there were sufficient votes to approve each of the foregoing proposals, and it was not otherwise deemed necessary or appropriate to adjourn the Special Meeting to a later date, a seventh proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies for the approval of one or more of the proposals at the Special Meeting, was not considered.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, following the Special Meeting, on March 14, 2023 (the “Closing Date”), the Business Combination was consummated (the “Closing”).

Item 2.01 of this Report discusses the consummation of the Business Combination and matters regarding agreements relating thereto and is incorporated herein by reference.

The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, the Separation Agreement and the Sponsor Support Agreement, copies of which are attached hereto as Exhibits 2.1, 2.2 and 10.1, respectively, and are incorporated herein by reference.

Employee Matters Agreement

On March 14, 2023, in connection with the consummation of the Business Combination and as contemplated by the Separation Agreement, CXApp, Legacy CXApp, Inpixon and Merger Sub entered into the Employee Matters Agreement (the “Employee Matters Agreement”). The material terms of the Employee Matters Agreement are described in the section of the Proxy Statement/Prospectus beginning on page 139 titled “Proposal No. 1 - The Business Combination Proposal - Related Agreements - Summary of the Ancillary Agreements - Form of Employee Matters Agreement.” That description, which is incorporated herein by reference, is qualified in its entirety by the text of the Employee Matters Agreement, which is included as Exhibit 10.9 to this Report and also is incorporated herein by reference.

Tax Matters Agreement

On March 14, 2023, in connection with the consummation of the Business Combination and as contemplated by the Separation Agreement, CXApp, Legacy CXApp and Inpixon entered into the Tax Matters Agreement (the “Tax Matters Agreement”). The material terms of the Tax Matters Agreement are described in the section of the Proxy Statement/Prospectus beginning on page 140 titled “Proposal No. 1 - The Business Combination Proposal - Related Agreements - Summary of the Ancillary Agreements - Form of Tax Matters Agreement.” That description, which is incorporated herein by reference, is qualified in its entirety by the text of the Tax Matters Agreement, which is included as Exhibit 10.10 to this Report and also is incorporated herein by reference.

Transition Services Agreement

On March 14, 2023, in connection with the consummation of the Business Combination and as contemplated by the Separation Agreement, Legacy CXApp and Inpixon entered into a Transition Services Agreement (the “Transition Services Agreement”). The material terms of the Transition Services Agreement are described in the section of the Proxy Statement/Prospectus beginning on page 141 titled “Proposal No. 1 - The Business Combination Proposal - Related Agreements - Summary of the Ancillary Agreements - Form of Transition Services Agreement.” That description, which is incorporated herein by reference, is qualified in its entirety by the text of the Transition Services Agreement, which is included as Exhibit 10.11 to this Report and also is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As described above, on March 10, 2023, KINS held the Special Meeting, at which KINS’ stockholders considered and approved, among other matters, a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. On March 14, 2023, the parties consummated the Business Combination. Item 1.01 of this Report discusses the consummation of the Business Combination and the entry into agreements relating thereto and is incorporated herein by reference.

Holders of 230,328 shares of KINS Class A Common Stock properly exercised their right to have such shares redeemed for a pro rata portion of the trust account holding the proceeds from KINS’ initial public offering, calculated as of two business days prior to the Closing, or approximately $10.18 per share and $2,344,739.04 in the aggregate.

Upon consummation of the Merger, shares of Legacy CXApp Common Stock were exchanged for an aggregate of 1,547,700 shares of New CXApp Class A Common Stock and 5,487,300 shares of New CXApp Class C Common Stock. New CXApp Class A Common Stock and New CXApp Class C Common Stock are identical in all respects, except that New CXApp Class C Common Stock is subject to transfer restrictions and will automatically convert into New CXApp Class A Common Stock on the earlier to occur of (i) the 180th day following the Closing and (ii) the day that the last reported sale price of New CXApp Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the Closing.

As of the Closing Date and immediately following the completion of the Business Combination, the Company had the following securities outstanding:

●	8,582,699 shares of New CXApp Class A Common Stock;

●	5,487,300 shares of New CXApp Class C Common Stock;

●	13,800,000 public warrants, each exercisable for one share of New CXApp Class A Common Stock at a price of $11.50 per share (the “Public Warrants”); and

●	10,280,000 private placement warrants, each exercisable for one share of New CXApp Class A Common Stock at a price of $11.50 per share (the “Private Placement Warrants”).

On March 15, 2023, New CXApp Class A Common Stock and the Public Warrants commenced trading on the Nasdaq Capital Market under the symbols “CXAI” and “CXAIW”, respectively, subject to ongoing review of CXApp’s satisfaction of all listing criteria following the Business Combination. KINS’ publicly traded units (the “KINS Units”) automatically separated into their component securities upon the Closing and, as a result, such units no longer trade as a separate security and were delisted from the Nasdaq Capital Market.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K provides that if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as KINS was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, and as discussed below in Item 5.06 of this Report, the Company has ceased to be a shell company. Accordingly, the Company is providing the information below that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

This Report contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “schedule,” “seek,” “should,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical facts contained in this Report, including statements regarding the expected benefits of the Business Combination, the tax consequences of the Separation, Distribution and Merger, CXApp’s future results of operations and financial position, business strategy and its expectations regarding the application of, and the rate and degree of market acceptance of the CXApp technology platform and other technologies, CXApp’s expectations regarding the addressable markets for its technologies, including the growth rate of the markets in which it operates, and the potential for and timing of receipt of payments under CXApp’s agreements, are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of CXApp, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

The forward-looking statements contained in this Report and in any document incorporated by reference in this Report are based on current expectations and beliefs concerning future developments and their potential effects on CXApp. There can be no assurance that future developments affecting CXApp will be those that CXApp has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond CXApp’s control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 61 of the Proxy Statement/Prospectus and the following:

•	the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the amount of funds available to CXApp following the Business Combination;

•	factors relating to the business, operations and financial performance of CXApp and its subsidiaries, including:

•	changes in general economic conditions, geopolitical risk, including as a result of the COVID-19 pandemic or the conflict between Russia and Ukraine;

•	the outcome of litigation related to or arising out of the Business Combination, or any other adverse developments therein or costs resulting therefrom;

•	the ability to continue to meet Nasdaq’s listing standards following the consummation of the Business Combination;

•	the costs related to the Business Combination;

•	the volatility of CXApp’s securities due to a variety of factors, including CXApp’s inability to implement its business plan or meet or exceed its financial projections and changes in its combined capital structure; and

•	as a result of the Separation, CXApp will lose Inpixon’s brand, reputation, capital base and other resources, and may experience difficulty operating as a standalone company;

•	the anticipated benefits of the Separation may not be achieved;
•	CXApp’s historical combined financial data and pro forma financial statements are not necessarily representative of the results CXApp would have achieved as a standalone company and may not be a reliable indicator of its future results;
•	CXApp’s operating results and financial performance;
•	acceptance by new and existing partners in CXApp’s market;
•	CXApp’s ability to manage and grow its business and execution of its business and growth strategies;
•	risks arising from changes in technology;
•	the competitive environment in the enterprise apps market;
•	failure to maintain, protect and defend our intellectual property rights;
•	changes in government laws and regulations, including laws governing intellectual property, and the enforcement thereof affecting our business;
•	difficulties with performance of third parties we will rely on for our business growth;
•	difficulties developing and sustaining relationships with commercial counterparties;
•	CXApp may not be able to engage in certain transactions and equity issuances following the Distribution; and
•	CXApp may have certain indemnification obligations to Inpixon under the Tax Matters Agreement.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the other documents filed by CXApp from time to time with the SEC. Should one or more of these risks or uncertainties materialize, or should any of CXApp’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. CXApp undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business and Properties

CXApp’s business is described in the Proxy Statement/Prospectus in the section titled “Information About CXApp” beginning on page 224, which is incorporated herein by reference.

Risk Factors

The risks associated with CXApp’s business are described in the Proxy Statement/Prospectus in the section titled “Risk Factors” beginning on page 61 and are incorporated herein by reference.

Financial Information

The audited combined carve-out balance sheets of Design Reactor, Inc., a California corporation and a wholly owned subsidiary of Legacy CXApp (“Design Reactor”), as of December 31, 2022 and 2021, and the related combined carved-out statements of operations, changes in parent company net investment and cash flows for the years ended December 31, 2022 and 2021 set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC.

These audited combined carve-out financial statements should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

The unaudited pro forma condensed combined financial information of KINS and Legacy CXApp as of and for the year ended December 31, 2022 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DESIGN REACTOR, INC. AND SUBSIDIARIES

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying combined carve-out financial statements and related notes included elsewhere in this Report-k. Some of the information contained in this discussion and analysis or set forth elsewhere, including information with respect to its plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

The following discussion refers to the financial results of Design Reactor, Inc. and Subsidiaries, for the years ended December 31, 2022, and December 31, 2021. For purposes of this following discussion the terms “we”, ‘our” or “us” or “the Company” and similar references refers to Design Reactor, Inc. and Subsidiaries and its affiliates. Except for per share data and as otherwise indicated, all dollar amounts set out herein are in millions.

Overview of Our Business

Design Reactor, Inc. and subsidiaries is in the business of delivering a workplace experience platform for enterprise customers. Our technologies and solutions help enterprise customers deliver a comprehensive business journey in a work ‘from-anywhere’ world for employees, partners, customers and visitors. We offer native mapping, analytics, on-device positioning (or ODP) and applications technologies that aim to bring people together.

Our customers use our enterprise solutions in a variety of ways, including, but not limited to, workplace experience, employee engagement, desk and meeting room reservations, workplace analytics, occupancy management, content delivery, corporate communications and notifications, event management, live indoor mapping, wayfinding and navigation.

Our enterprise app platform is the intersection of technology, intelligence, automation and experience for today’s hybrid workplace and the workplace of the future.

Prior to the closing of the Business Combination, Design Reactor, Inc. and subsidiaries were wholly owned subsidiary of Inpixon (“Inpixon”) and the Company’s financial statements consist of Design Reactor, Inpixon Canada, Inpixon Philippines and select assets, liabilities, revenues and expenses of Inpixon and Inpixon India (collectively the “Company,” “we,” “us” or “our”), show the historical combined carve-out financial position, results of operations, changes in net investment and cash flows of the Company and should be read in conjunction with the accompanying notes thereto. The Company’s combined carve-out financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity nor are they indicative of future results of the Company.

The combined carve-out operating results of the Company have been specifically identified based on the Company’s existing divisional organization. The majority of the assets and liabilities of the Company have been identified based on the existing divisional structure. The historical costs and expenses reflected in the Company’s financial statements include an allocation for certain corporate and shared service functions. Management believes the assumptions underlying our combined carve-out financial statements are reasonable. Nevertheless, our combined carve-out financial statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the periods presented. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

Recent Events

The Business Combination

On September 25, 2022, an Agreement and Plan of Merger (the “Merger Agreement”), was entered into by and among Inpixon, KINS Technology Group Inc., a Delaware corporation (“KINS”), CXApp Holding Corp., a Delaware corporation and newly formed wholly-owned subsidiary of Inpixon (“CXApp”), and KINS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of KINS (“Merger Sub”), pursuant to which KINS acquired Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”) in exchange for the issuance of shares of KINS capital stock valued at $69 million (the “Business Combination”). The transaction closed on March 14, 2023.

Immediately prior to the Merger and pursuant to a Separation and Distribution Agreement, dated as of September 25, 2022, among KINS, Inpixon, CXApp and Design Reactor, (the “Separation Agreement”), and other ancillary conveyance documents, Inpixon, among other things and on the terms and subject to the conditions of the Separation Agreement, transferred the Enterprise Apps Business, including certain related subsidiaries of Inpixon, including Design Reactor, to CXApp (the "Reorganization"). Following the Reorganization, Inpixon distributed 100% of the common stock of CXApp, par value $0.00001, to certain holders of Inpixon securities as of the record date (the “Spin-Off”).

Immediately following the Spin-Off, in accordance with and subject to the terms and conditions of the Merger Agreement, Merger Sub merged with and into CXApp (the “Merger”), with CXApp continuing as the surviving company and as a wholly-owned subsidiary of KINS.

The Merger Agreement, along with the Separation and Distribution Agreement and the other transaction documents entered into in connection therewith, provided for, among other things, the consummation of the following transactions: (i) Inpixon transferred the Enterprise Apps Business (the “Separation”) to its wholly-owned subsidiary, CXApp, and contributed approximately $4 million in additional cash so that CXApp would have a minimum of $10 million in cash and cash equivalents as of the closing of the Business Combination before deduction of expenses (the “Cash Contribution”), (ii) following the Separation, Inpixon distributed 100% of the shares of CXApp Common Stock to Inpixon securityholders by way of the Distribution and (iii) following the completion of the foregoing transactions and subject to the satisfaction or waiver of certain other conditions set forth in the Merger Agreement, the parties consummated the Merger. The Separation, Distribution and Merger were intended to qualify as “tax-free” transactions.

At the time the Business Combination was effected (the “Closing”), the outstanding shares of CXApp Common Stock after the Distribution and immediately prior to the effective time of the Merger were converted into an aggregate of 7,035,000 shares of KINS Common Stock which was issued to Inpixon securityholders, subject to adjustment. Each holder’s aggregate merger consideration consisted of approximately 22% KINS Class A Common Stock and approximately 78% KINS Class C Common Stock.

Accounting Treatment for the Business Combination

The Business Combination will be accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, CXApp is treated as the “acquired” company for financial reporting purposes. KINS has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company.

Key Factors Affecting Design Reactor’s Results of Operations

Our financial position and results of operations depend to a significant extent on the following factors:

Customer Base

Our customer base is currently operating within approximately 17 different industries, including approximately 24% in software and technology, 24% in healthcare and 20% in retail. Approximately 85% of our customers are headquartered in the United States; however, our products are deployed across more than 400 customer campuses located in approximately 240 cities and over 55 countries throughout the world.

Our management uses key metrics such as total revenue growth, recurring and non-recurring revenue, existing customer expansion rates, number of customer campuses (which management believes is a more meaningful metric to measure performance than total number of customers), and churn rates to measure customer growth and market penetration. The CXApp carve-out financials show that our revenue has increased from approximately $6.4M for the twelve-month period ending December 2021 to approximately $8.5M for the twelve-month period ending December 31, 2022 (which was as a result of a full year of the acquisition of Design Reactor in April 2021). Approximately 65% of the Company’s revenue was recurring in 2022 and approximately 53% was recurring in 2021. Approximately 40% of our customers have expanded to add additional revenue opportunities with new campuses, features, or integrations within twelve months of initial deployment and we have an average quarterly customer churn rate of less than 5% for the twelve months ended December 31, 2022.

Our ability to increase revenues from existing customers by identifying additional opportunities to sell more of our products and services and our ability to obtain new customers depends on a number of factors, including our ability to offer high quality products and services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing customers or to obtain new customers in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our top three customers accounted for approximately 27% of our gross revenue during each of the years ended December 31, 2022 and 2021. One customer accounted for 11% of our gross revenue in 2022 and a separate customer accounted for 12% in 2021; however, each of these customers may or may not continue to be a significant contributor to revenue in 2023. The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant customers or projects in any one period may not continue to be significant customers or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

Competition

Our industry is developing rapidly and related technology trends are constantly evolving. In this environment, we face, among other things, significant price competition from our competitors. As a result, we may be forced to reduce the prices of the products and services we sell in response to offerings made by our competitors and may not be able to maintain the level of bargaining power that we have enjoyed in the past when negotiating the prices of our products and services.

Our profitability is dependent on the prices we are able to charge for our products and services. The prices we are able to charge for our products and services are affected by a number of factors, including:

•	our customers’ perceptions of our ability to add value through our products and services;

•	introduction of new products or services by us or our competitors;

•	our competitors’ pricing policies;

•	our ability to charge higher prices where market demand or the value of our products or services justifies it;

•	procurement practices of our customers; and

•	general economic and political conditions.

If we are not able to maintain favorable pricing for our products and services, our results of operations could be adversely affected.

Research and Development

Our future plans include investments in research and development and related product opportunities. Our management believes that we must continue to dedicate resources to research and development efforts to maintain a competitive position. However, if we do not receive significant revenue from these investments, if the investments don’t yield expected benefits or if we don’t have the needed funding to invest in the technology, our results of operations could be adversely impacted.

Pandemic and World Environment

Our business has been impacted by the COVID-19 pandemic and general macroeconomic conditions and may continue to be impacted. While we have been able to continue operations remotely, we have and continue to experience impact in the demand of certain products and delays in certain projects and customer orders either because of customer facilities being partially or fully closed during the pandemic or because of the uncertainty of the customer’s financial position and ability to invest in our technology. If we are unable to successfully respond and manage the impact of the pandemic, and the resulting responses to it, our business, operations, financial condition and results of operations could be adversely impacted.

Components of Results of Operations

Revenues

The Company derives revenue from software as a service, design, deployment and implementation services for its enterprise apps business.

Cost of Revenues

Cost of revenues includes the direct costs to deliver the services including labor, overhead, hardware and shipping and freight costs.

Gross Profit

Gross profit, calculated as revenues less costs of revenues, may vary between periods and is primarily affected by various factors including average selling prices, product costs, product mix, customer mix, and production volumes.

Operating Expenses

Operating expenses consist primarily of research and development costs, sales and marketing costs, and general and administrative costs.

Other Income (expense)

Other income (expense) consists primarily of interest expense.

RESULTS OF OPERATIONS

Year Ended December 31, 2022 compared to the Year Ended December 31, 2021

The following table sets forth our results of operations for the years ended December 31, 2022 and 2021. This data should be read together with our financial statements and related notes included elsewhere in this registration statement, and is qualified in its entirety by reference to such financial statements and related notes in this Report.

	For the Years Ended December 31
	2022		2021
(in thousands, except percentages)	Amount	% of Revenues	Amount	% of Revenues	$ Change	% Change*
Revenues	$8,470	100%	$6,368	100%	$2,102	33%
Cost of revenues	2,064	24%	1,646	26%	418	25%
Gross profit	6,406	76%	4,722	74%	1,684	36%
Operating expenses	35,431	418%	49,225	773%	(13,794)	(28)%
Loss from operations	(29,025)	(343)%	(44,503)	(699)%	15,478	(35)%
Other income (expense)	3	0%	1	0%	2	200%
Income tax provision	(153)	(2)%	2,527	40%	(2,680)	106%
Net loss	$(29,175)	(344)%	$(41,975)	(659)%	12,800	(30)%

*	Amounts used to calculate dollar and percentage changes are based on numbers in the thousands. Accordingly, calculations in this item, which may be rounded to the nearest hundred thousand, may not produce the same results.

Revenues

Revenues for the year ended December 31, 2022 were $8.5 million, compared to $6.4 million for the comparable period in the prior year for an increase of approximately $2.1 million, or approximately 33%. This increase is primarily the result of the inclusion of a full twelve months of revenue received from smart offie app sales in 2022 as compared to only 8 months of mobile apps sales in 2021 following the acquisition of Design Reactor in 2021.

Gross Margin

Cost of revenues for the year ended December 31, 2022 were $2.1 million compared to $1.6 million for the comparable period in the prior year. This increase in cost of revenues of approximately $0.4 million, or approximately 25%, was primarily attributable to higher hosting fees and costs associated with the sale of professional services as a result of increased CXApp product line sales during the year.

The gross profit margin for the year ended December 31, 2022 was 76% compared to 74% for the year ended December 31, 2021. This increased margin is primarily due to more smart office app sales in 2022 vs. 2021 which has higher overall gross margins.

Operating Expenses

Operating expenses for the year ended December 31, 2022 were $35.4 million and $49.2 million for the comparable period ended December 31, 2021. Of this $13.8 million decrease, there was a decrease of $6.4 million in impairment of goodwill, decrease of $9.4 million for the change in earnout expense, decrease of $2.5 million of stock based compensation offset by an increase of approximately $2.9 million that is attributable to increased operating expenses primarily due to actions taken to consummate the CXApp- acquisition, increased unrealized foreign exchange loss of $1.4 million and an approximate $0.2 million increase in sales and marketing expenses. With the Company’s current liquidity position, the Company has taken steps to reduce operating expenses. Going forward CXApp expects lower acquisition/financing transaction costs, unrealized losses, lower compensation as a result of headcount reductions in Q4 2022 and Q1 2023, as well as lower professional fees and insurance expenses.

Loss From Operations

Loss from operations for the year ended December 31, 2022 was $29.0 million as compared to $44.5 million for the comparable period in the prior year. This decrease in loss of $15.5 million is primarily attributable to decreased operating expenses of $13.8 million as detailed above plus the increased gross profit margin of approximately $1.7 million.

Other Income/(Expense)

Other income/expense for the years ended December 31, 2022 and 2021 were income of approximately $0.03 million and $0.01 million, respectively, and the difference was immaterial.

Provision for Income Taxes

There was an income tax loss of $0.2 million for the year ended December 31, 2022 and an income tax benefit of approximately $2.5 million for the year ended December 31, 2021. The net income tax benefit for the year ended December 31, 2021 is related to a deferred tax benefit from the release of a valuation allowance following the acquisition of intangibles of Design Reactor.

Net Loss

Net loss for the year ended December 31, 2022 was $29.2 million, compared to $42.0 million for the comparable period in the prior year. This decrease in loss of approximately $12.8 million was primarily attributable to the decrease in operating expenses of $13.8 million and the higher gross margin of $1.7 million, offset by a lower income tax benefit of approximately $2.7 million.

Non-GAAP Financial information

EBITDA

This Report includes a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as earnings before interest and other income, tax and depreciation and amortization. Adjusted EBITDA is used by our management as the matrix in which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation. Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies. This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as an alternative to information reported in accordance with U.S. GAAP. The table below presents our adjusted EBITDA, reconciled to net income for the periods indicated (in thousands).

	For the Years Ended December 31,
	2022	2021
Net loss	$(29,175)	$(41,975)
Interest and other income	4	1
Tax expense (benefit)	153	(2,527)
Depreciation and amortization	4,531	3,571
EBITDA	(24,487)	(40,930)
Adjusted for:
Acquisition transaction/financing costs	16	628
Earnout compensation expense/(benefit)	(2,827)	6,524
Professional service fees	-	683
Impairment of goodwill	5,540	11,896
Unrealized gains on notes, loans, investments	1,478	(185)
Stock-based compensation – compensation and related benefits	1,640	4,120
Severance costs	754	135
Adjusted EBITDA	$(17,886)	$(17,129)

We rely on Adjusted EBITDA, which is a non-GAAP financial measure for the following:

•	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

•	As a basis for allocating resources to various projects;

•	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

•	To evaluate internally the performance of our personnel.

We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because of the following:

•	We believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization and other non- cash items including acquisition transaction and financing costs, earnout compensation expense, professional service fees, goodwill impairment, unrealized gains, stock based compensation, severance costs, interest income and expense, and income tax benefit.

•	We believe that it is useful to provide investors with a standard operating metric used by management to evaluate our operating performance; and

•	We believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities. As of December 31, 2022, our principal source of liquidity was cash of $6.3 million. As part of the business combination with KINS, our net cash position will increase to $10 million at the closing of the transaction. In addition, the net cash position will further increase with the $1.6 million we will receive from the KINS trust account. The total net cash position will be reduced by the transaction expenses of the business combination.

Financing Obligations and Requirements

As of December 31, 2022, the Company had a working capital surplus of approximately $3.2 million, and cash of approximately $6.3 million. For the year ended December 31, 2022, the Company had a net loss of approximately $29.2 million. During the year ended December 31, 2022, the Company used approximately $18.9 million of cash for operating activities. As part of the Inpixon (“Inpixon”) group of companies, the Company has historically been dependent upon Inpixon for its working capital and financing requirements until the closing, as Inpixon uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company were accounted for through the net parent investment account. Accordingly, none of Inpixon’s cash, cash equivalents or debt at the corporate level has been assigned to the Company in the combined carve-out financial statements other than any such amounts that may already be represented as cash balances of the Design Reactor, Inpixon Canada and Inpixon Philippines bank accounts as of December 31, 2022. Net parent investment represents Inpixon’s interest in the recorded net assets of the Company. All significant transactions between the Company and Inpixon have been included in the accompanying combined carve-out financial statements. Transactions with Inpixon are reflected in the accompanying Combined Statements of Changes in Equity as “Parent’s net investment” and in the accompanying Combined Balance Sheets within “Parent’s net investment.” The income statement of the Company includes revenues and expenses that are specifically identifiable to the Company plus certain allocated corporate overhead or other shared costs based on methodologies that management deems appropriate for the nature of the cost. All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying combined financial statements. As part of the spint-off transaction, Inpixon contributed the cash needed so that the Company has a $10 million cash balance at the time of the closing of the transaction.

The Company cannot assure you that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. To the extent that our resources from the business combination are insufficient to satisfy our cash requirements, we may enter into equity or debt financing transactions. These transactions are expected to provide us additional cash to fund our capital and liquidity requirements in the short and long-term. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, or eliminating redundancies, which may adversely affect our business, operating results, financial condition and prospects. Our business has been impacted by the COVID-19 pandemic and general macroeconomic conditions and may continue to be impacted. While we have been able to continue operations remotely, we have and continue to experience impact in the demand of certain products and delays in certain projects and customer orders either because of customer facilities being partially or fully closed during the pandemic or because of the uncertainty of the customer’s financial position and ability to invest in our technology.

Despite these challenges, we were able to realize growth in total revenue for the year ended December 31, 2022 when compared to the year ended 2021, as a result of the addition of the new CXApp product line during the second quarter of 2021. The total impact that COVID-19 and general macroeconomic conditions may continue to impact our results of operations continues to remain uncertain and there are no assurances that we will be able to continue to experience the same growth or not be materially adversely affected. The Company’s recurring losses and utilization of cash in its operations are indicators of going concern; however, with the company’s current liquidity position the company has taken action to reduce operating expenses and extend its runway. This, along with the capital it will receive in the KINS transaction, leads the company to believe it has the ability to mitigate such concerns for a period of at least one year from the date these combined carve-out financials statements were issued.

Liquidity and Capital Resources as of December 31, 2022 Compared With December 31, 2021

The Company’s net cash flows used in operating, investing and financing activities for the years ended December 31, 2022 and 2021 and certain balances as of the end of those periods are as follows (in thousands):

	For the Years Ended December 31,
	2022	2021
Net cash used in operating activities	$(18,895)	$(16,919)
Net cash used in investing activities	(482)	(15,469)
Net cash provided by financing activities	20,728	37,330
Effect of foreign exchange rate changes on cash	(71)	(61)
Net increase in cash and cash equivalents	$1,280	$4,881

	As of December 31,
	2022	2021
Cash and cash equivalents	$6,308	$5,028
Working capital surplus (deficit)	$3,154	$(9,702)

Operating Activities for the years ended December 31, 2022 and 2021

Net cash used in operating activities during the period consisted of the following (in thousands):

	For the Years Ended December 31,
	2022	2021
Net loss	$(29,175)	$(41,975)
Non-cash income and expenses	10,133	23,585
Net change in operating assets and liabilities	147	1,471
Net cash used in operating activities	$(18,895)	$(16,919)

The non-cash income and expense for the year ended December 31, 2022 of approximately $10.1 million consisted primarily of the following (in thousands):

$4,531	Depreciation and amortization
266	Amortization of right of use asset
1,640	Stock-based compensation expense attributable to warrants and options issued as part of Company operations
1,478	Unrealized loss on note
5,540	Impairment of goodwill
(2,827)	Earnout payment expense
(495)	Other
$10,133	Total non-cash expenses

The net cash used in the change in operating assets and liabilities for the year ended December 31, 2022 aggregated approximately $0.1 million and consisted primarily of the following (in thousands):

$109	Decrease in accounts receivable and other receivables
244	Decrease in inventory, other current assets and other assets
400	Increase in accounts payable
583	Increase in accrued liabilities and other liabilities
(257)	Decrease in operating lease liabilities
(932)	Decrease in deferred revenue
$147	Net cash used in the changes in operating assets and liabilities

The non-cash income and expense for the year ended December 31, 2021 of approximately $23.6 million consisted primarily of the following (in thousands):

$3,571	Depreciation and amortization
257	Amortization of right of use asset
4,120	Stock-based compensation expense attributable to warrants and options issued as part of Company operations
(185)	Unrealized gain/loss on note
(2,591)	Deferred income tax
11,897	Impairment of goodwill
6,524	Earnout payment expense
(8)	Other
$23,585	Total non-cash expenses

The net cash used in the change in operating assets and liabilities for the year ended December 31, 2021 aggregated approximately $1.5 million and consisted primarily of the following (in thousands):

$255	Decrease in accounts receivable and other receivables
(427)	Increase in inventory, other current assets and other assets
69	Increase in accounts payable
892	Increase in accrued liabilities and other liabilities
(275)	Decrease in operating lease liabilities
957	Increase in deferred revenue
$1,471	Net cash used in the changes in operating assets and liabilities

Cash Flows from Investing Activities as of December 31, 2022 and 2021

Net cash flows used in investing activities during 2022 was approximately $0.5 million compared to net cash flows used in investing activities during 2021 of approximately $15.5 million. Cash flows related to investing activities during the year ended December 31, 2022 include $0.1 million for the purchase of property and equipment and $0.4 million for investment in capitalized software. Cash flows related to investing activities during the year ended December 31, 2021 include $0.2 million for the purchase of property and equipment, $0.2 million for investment in capitalized software, $15.0 million paid for the acquisition of CXApp, $0.01 million for the acquisition of intangible assets and $0.1 million paid for acquisition of Visualix.

Cash Flows from Financing Activities as of December 31, 2022 and 2021

Net cash flows provided by financing activities during the year ended December 31, 2022 was $20.7 million. Net cash flows provided by financing activities during the year ended December 31, 2021 was $37.3 million. During the year ended December 31, 2022, the Company received incoming cash flows from Inpixon of $26.0 million, paid $0.1 million of taxes related to the net share settlement of restricted stock units, and paid a $5.1 million liability related to the CXApp acquisition. During the year ended December 31, 2021, the Company received incoming cash flows from Inpixon of $39.0 million, paid $0.7 million of taxes related to the net share settlement of restricted stock units, paid a $0.5 million liability related to the CXApp acquisition, and paid a $0.5 million acquisition liability to the pre-acquisition stockholders of Locality Systems Inc.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Contractual Obligations and Commitments

Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered during our course of business. Our contractual obligations consists of operating lease liabilities and acquisition liabilities that are included in our combined balance sheet. As of December 31, 2022, the total obligation for operating leases is approximately $0.7 million, of which approximately $0.3 million is expected to be paid in the next twelve months. As of December 31, 2022, our obligation for acquisition liabilities related to CXApp is approximately $0.2 million of which all is expected to be paid in the next twelve months.

Quantitative and Qualitative Disclosures about Market Risk

We have not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. We use an assumed dividend yield of zero as we have never paid dividends and have no current plans to pay any dividends on our common stock. We account for forfeitures as they occur.

Critical Accounting Policies and Estimates

Our combined financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In connection with the preparation of our combined carve-out financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our combined carve-out financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 2 of the combined carve-out financial statements that are included elsewhere in this filing. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. There have been no changes to estimates during the periods presented in the filing. Historically changes in management estimates have not been material.

Revenue Recognition

The Company recognizes revenue when control of the promised products or services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software as a service, design and implementation services for its enterprise apps systems, and professional services for work performed in conjunction with its systems.

Our contracts with customers often include promises to transfer multiple distinct products and services. Our licenses are sold as perpetual or term licenses and the arrangements typically contain various combinations of maintenance and professional services, which are accounted for as separate performance obligations. In determining how revenue should be recognized, a five-step process is used, which requires judgment and estimates within the revenue recognition process. The most critical judgements required in applying ASC 606 Revenue Recognition from Customers, and our revenue recognition policy relate to the determination of distinct performance obligations.

•	We receive fixed consideration for sales of hardware and software products. Revenue is recognized at the point in time when the customer has title to the product and risks and rewards of ownership have transferred.

•	Revenue related to software as a service contract is recognized over time using the output method (days of software provided) because we are providing continuous access to its service.

•	Design and implementation revenue is accounted for using the percentage of completion method. As soon as the outcome of a contract can be estimated reliably, contract revenue is recognized in the combined statement of operations in proportion to the stage of completion of the contract. Accounting for these contracts involves the use of estimates to determine total contract costs to be incurred.

•	Professional services revenue under fixed fee contracts is recognized over time using the input method (direct labor hours) to recognize revenue over the term of the contract. We have elected the practical expedient to recognize revenue for the right to invoice because our right to consideration corresponds directly with the value to the customer of the performance completed to date.

•	We recognize revenue related to Maintenance Services evenly over time using the output method (days of software provided) because we provide continuous service, and the customer simultaneously receives and consumes the benefits provided by our performance as the services are performed.

We also consider whether an arrangement has any discounts, material rights, or specified future upgrades that may represent additional performance obligations. We offer discounts in the form of prompt payment discounts and rebates for a decrease in service level percentages. We have determined that the most-likely-amount method is most useful for contracts that provide these discounts and rebates as the contracts have two potential outcomes and a significant reversal in the amount of cumulative revenue recognized is not expected to occur. Discounts have not historically been significant, but we continue to monitor and evaluate these estimates based on historical experience, anticipated performance, and our best judgment. Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. If any of these judgments were to change it could cause a material increase or decrease in the amount of revenue we report in a particular period.

Goodwill, Acquired Intangible Assets and Other Long-Lived Assets — Impairment Assessments

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment and finite-lived intangible assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge. Based on our evaluation we did not record a charge for impairment related to long-lived assets for the years ended December 31, 2022 or 2021.

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets and identifiable intangible assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the years ended December 31, 2022 and 2021, which would indicate a revision to the remaining amortization period related to any of our long-lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

We have recorded goodwill and other indefinite-lived assets in connection with our acquisitions of Locality, Jibestream, and CXApp. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of the acquired company, is not amortized. Indefinite-lived intangible assets are stated at fair value as of the date acquired in a business combination. The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the carrying amount may not be recoverable.

We analyzed goodwill first to assess qualitative factors, such as macroeconomic conditions, changes in the business environment and reporting unit specific events, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a detailed goodwill impairment test as required. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. If we bypass the qualitative assessment or conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount. We calculate the estimated fair value of a reporting unit using a weighting of the income and market approaches. For the income approach, we use internally developed discounted cash flow models that include the following assumptions, among others made by management: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. For the market approach, we use internal analyses based primarily on market comparables. We base these assumptions on historical data and experience, third-party appraisals, industry projections, micro and macro general economic condition projections, and expectations. Due to the variables inherent in our estimates of fair value, differences in assumptions may have a material effect on the result of our impairment analysis. For example, a 100 basis points increase or decrease in only the discount rate utilized as part of the discounted cash flow method (income approach) related to the Indoor Intelligence reporting unit could impact the overall fair value of the reporting unit, on a weighted average, by approximately $2.0 million (decrease) and $2.5 million (increase), respectively.

We performed impairment testing during the period and have recorded impairment of goodwill of $5.5 million and $11.9 million during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, cumulative impairment changes are approximately $17.4 million.

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized on a jurisdictional basis. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies; and (iii) the adequacy of future income as of and for the year ended December 31, 2022, based upon certain economic conditions and historical losses through December 31, 2022. After consideration of these factors, management deemed it appropriate to establish a full valuation allowance with respect to the deferred tax assets for Design Reactor and Inpixon Philippines as of December 31, 2022 and 2021, and no liability for unrecognized tax benefits was required to be reported.

The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2022 and 2021.

Business Combinations

We account for business combinations using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Any changes in the estimated fair values of the net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will change the amount of the purchase price allocable to goodwill. Any subsequent changes to any purchase price allocations that are material to our combined financial results will be adjusted. All acquisition costs are expensed as incurred and in-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. Separately recognized transactions associated with business combinations are generally expensed subsequent to the acquisition date. The application of business combination and impairment accounting requires the use of significant estimates and assumptions.

Upon acquisition, the accounts and results of operations are combined as of and subsequent to the acquisition date and are included in our Combined Financial Statements from the acquisition date.

JOBS Act Accounting Election

Following the transaction, Design Reactor will be an “emerging growth company” as defined in the JOBS Act. As such, Design Reactor will be eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. Design Reactor has not made a decision whether to take advantage of any or all of these exemptions. If Design Reactor does take advantage of some or all of these exemptions, some investors may find Design Reactor’s common stock less attractive. The result may be a less active trading market for Design Reactor’s common stock and its stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that Design Reactor, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Design Reactor has elected to take advantage of this extended transition period, and therefore our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that our decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Quantitative and Qualitative Disclosures about Market Risk

Management’s discussion and analysis of the quantitative and qualitative disclosures about market risk is included in the Proxy Statement/Prospectus in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Design Reactor, Inc. and Subsidiaries - Quantitative and Qualitative Disclosures about Market Risk” beginning on page 248 and is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of CXApp Common Stock following the consummation of the Business Combination by:

•	each person who is known to be the beneficial owner of more than 5% of shares of CXApp Common Stock;

•	each of CXApp’s current named executive officers and directors; and

•	all current executive officers and directors of CXApp as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of CXApp Common Stock subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The table below does not reflect the beneficial ownership of shares of CXApp Common Stock issuable upon the exercise of Public Warrants or Private Placement Warrants, as such securities are not exercisable or convertible within 30 days of the Closing Date. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

Unless otherwise indicated, CXApp believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. To our knowledge, no shares of CXApp Common Stock beneficially owned by any executive officer or director have been pledged as security.

	Class A	%	Class C	%	Total Shares	%
CXApp existing Stockholders(1)	1,547,700	11.0%	5,487,300	39.0%	7,035,000	50.0%
KINS Public Stockholders(2)(7)	157,223	1.1%	—	—%	157,223	1.1%
Sponsor(3)(6)(7)	6,054,776	43.0%	—	—%	6,054,776	43.0%
BlackRock Inc.(4)	225,000	1.6%	—	—%	225,000	1.6%
Inpixon(5)(6)(7)	598,000	4.3%	—	—%	598,000	4.3%
Directors and Executive Officers Post-Business Combination
Khurram P. Sheikh	6,652,776	47.3%			6,652,776	47.3%
Camillo Martino
Di-Ann Eisnor
Shanti Priya
George Mathai
Michael Angel
Leon Papkoff
All directors and executive officers as a group (7 individuals)	6,652,776	47.3%			6,652,776	47.3%
Pro forma Common Stock	8,582,699	61.0%	5,487,300	39.0%	14,069,999	100.0%

(1) The New CXApp Class A Common Stock and the New CXApp Class C Common Stock will be identical in all respects, except that the New CXApp Class C Common Stock will be subject to transfer restrictions and will automatically convert into New CXApp Class A Common Stock on the earlier to occur of (i) the 180th day following the closing of the Merger and (ii) the day that the last reported sale price of the New CXApp Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger.
(2) Excludes 13,800,000 shares of New CXApp Class A Common Stock underlying the public warrants.
(3) Excludes 10,280,000 shares of New CXApp Class A Common Stock underlying the private warrants.
(4) Includes 225,000 shares of New CXApp Class A Common Stock held by BlackRock Inc. and reflecting forfeiture to Sponsor of 525,000 shares of KINS Class B Common Stock prior to Closing.
(5) Reflects shares of New CXApp Class A Common Stock attributable to certain employees and other members of Inpixon’s management team for its existing interests in KINS.
(6) Pursuant to the Sponsor Support Agreement, the Sponsor and related parties have agreed, subject to the limitation set forth therein, to forfeit 22,224 shares of New CXApp Common Stock (as of immediately prior to the consummation of the Merger).
(7) Reflects the redemptions of 230,328 KINS public shares prior to Closing.

Directors and Executive Officers

Upon the consummation of the transactions contemplated by the Merger Agreement and documents related thereto, and in accordance with the terms of the Merger Agreement, certain executive officers of KINS ceased serving in such capacities, and each of Eric Zimits, Hassan Ahmed, Atif Rafiq and Allen Salmasi ceased serving on KINS’ board of directors.

Khurram P. Sheikh, Camillo Martino, Di-Ann Eisnor, George Mathai and Shanti Priya were appointed as directors of CXApp by KINS’ stockholders to serve until the end of their respective terms and until their successors are elected and qualified, with Khurram P. Sheikh appointed to serve as Chairman of the Board. Following the Business Combination, CXApp’s Board was divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the directors whose terms then expire will be eligible for reelection until the third annual meeting following reelection. Ms. Eisnor is serving as the initial Class I directors for a term expiring at the first annual meeting of the stockholders; Mr. Martino and Ms. Priya are serving as the initial Class II directors for a term expiring at the second annual meeting of the stockholders; and Mr. Sheikh and Mr. Mathai are serving as the initial Class III directors for a term expiring at the third annual meeting of the stockholders.

Khurram P. Sheikh was appointed as CXApp’s Chief Executive Officer, Michael Angel was appointed as CXApp’s Chief Financial Officer and Leon Papkoff was appointed as CXApp’s Chief Product Officer.

CXApp’s directors and executive officers after the consummation of the Business Combination are described in the Proxy Statement/Prospectus in the section titled “Management of New CXApp After the Merger” beginning on page 252, and that information is incorporated herein by reference.

Additionally, interlocks and insider participation information regarding CXApp’s executive officers is described in the Proxy Statement/Prospectus in the section titled “Management of New CXApp After the Merger - Compensation Committee Interlocks and Insider Participation” beginning on page 258, and that information is incorporated herein by reference.

Committees of the Board of Directors

The standing committees of the Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), and a nominating and corporate governance committee (the “Nominating Committee”). Each of the committees reports to the Board.

Effective as of the Closing, the Board appointed Shanti Priya, Camillo Martino and Di-Ann Eisnor to serve on the Audit Committee, with Shanti Priya as chair. The Board appointed Camillo Martino, Di-Ann Eisnor and George Mathai to serve on the Compensation Committee, with Di-Ann Eisnor as chair. The Board appointed Camillo Martino, Di-Ann Eisnor and Shanti Priya to serve on the Nominating Committee, with Camillo Martino as chair.

Executive Compensation

The executive compensation of CXApp’s executive officers is described in the Proxy Statement/Prospectus in the sections titled “Executive Compensation - Overview,” “- Summary Compensation Table,” “- Narrative Disclosure to Summary Compensation Table” “- Outstanding Equity Awards at Fiscal Year-End,” and “- Executive Compensation Arrangements — Post-Closing Arrangements” beginning on page 220, and that information is incorporated herein by reference.

Director Compensation

The compensation of CXApp’s directors is described in the Proxy Statement/Prospectus in the section titled “Executive Compensation - Director Compensation” beginning on page 221, and that information is incorporated herein by reference.

Certain Relationships and Related Transactions

Certain relationships and related party transactions of CXApp are described in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Party Transactions” beginning on page 279, and that information is incorporated herein by reference.

Director Independence

Information regarding director independence of CXApp is described in the Proxy Statement/Prospectus in the section titled “Management of New CXApp After the Merger - The Combined Company Board Composition and Election of Directors - Director Independence” and “-Board Committees and Independence” beginning on page 255 and is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Information About KINS - Legal Proceedings” beginning on page 203, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

On March 15, 2023, shares of CXApp Class A Common Stock and CXApp Warrants commenced trading on the Nasdaq Capital Market under the symbols “CXAI” and “CXAIW”, respectively, in lieu of KINS Units, KINS Class A Common Stock and KINS Public Warrants. CXApp has not paid any cash dividends on shares of CXApp Common Stock to date. It is the present intention of the Board to retain all earnings, if any, for use in CXApp’s business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon CXApp’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of the Board. Further, the ability of CXApp to declare dividends may be limited by the terms of financing or other agreements entered into by it or its subsidiaries from time to time.

Information regarding KINS Units, KINS Class A Common Stock and KINS Public Warrants and related stockholders matters are described in the Proxy Statement/Prospectus in the section titled “Market Price and Dividend Information” on page 59, and such information is incorporated herein by reference.

Recent Sales of Unregistered Securities

None.

Description of Registrant’s Securities

The description of CXApp’s securities is contained in the Proxy Statement/Prospectus in the section titled “Description of New CXApp Capital Stock” beginning on page 274 and is incorporated herein by reference.

Indemnification of Directors and Officers

The indemnification of CXApp’s directors and officers is set forth in the Proxy Statement/Prospectus in the section titled “Executive Compensation - Limitation on Liability and Indemnification of Directors and Officers” on page 222 and is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

On March 14, 2023, the Company filed its second amended and restated certificate of incorporation (the “Charter”) with the Secretary of State of the State of Delaware.

Prior to the Business Combination, the Board approved and adopted the Bylaws of CXApp (the “Bylaws”), which became effective as of the Closing Date.

Copies of the Charter and the Bylaws are included as Exhibits 3.1 and 3.2, respectively, to this Report and are incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

The information set forth above under Item 1.01 and Item 2.01 of this Report is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the sections titled “Directors and Executive Officers”, “Executive Compensation”, “Director Compensation”, “Certain Relationships and Related Transactions” and “Indemnification of Directors and Officers” in Item 2.01 of this Report is incorporated herein by reference.

Executive Officer Compensation

Effective as of the Closing, Design Reactor entered into a consulting agreement (the “Consulting Agreement”) with 3AM, LLC, a Delaware limited liability (3AM) controlled by Nadir Ali, the current Chief Executive Officer and director of Inpixon, pursuant to which 3AM will provide advisory services in exchange for a one-time payment of $180,000 in consulting fees. The foregoing description is qualified in its entirety by reference to the text of the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.12 and also is incorporated herein by reference.

We plan to enter into a employment agreements with our chief executive officer and chief product officer at or shortly after the consummation of the Business Combination. Although the terms of the agreements are still being finalized, we expect that the agreements will have a fixed term of years, with annual renewals thereafter, subject to termination in accordance with the agreements’s terms and conditions. We expect that the executives will be entitled to an annual salary, to be reviewed each year, an annual target bonus opportunity (calculated as a percentage of salary) paid in cash, and an equity incentive grant. We also anticipate that the executives will be entitled to customary severance and change of control provisions in each of their respective agreements.

Incentive Plan

At the Special Meeting, the KINS stockholders considered and approved the CXApp Inc. 2023 Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan was previously approved, subject to stockholder approval, by KINS’ board of directors. The Incentive Plan became effective immediately upon the Closing. Pursuant to the terms of the Incentive Plan, there are 2,110,500 shares of CXApp Class A Common Stock available for issuance under the Incentive Plan, which is equal to 15% of the aggregate number of shares of CXApp Common Stock issued and outstanding immediately after the Closing (giving effect to the redemptions).

A summary of the terms of the Incentive Plan is set forth in the Proxy Statement/Prospectus in the section titled “Proposal No. 6 - The 2023 Incentive Plan Proposal” beginning on page 187 of the Proxy Statement/Prospectus, which is incorporated herein by reference. That summary and the foregoing description are qualified in their entirety by reference to the text of the Incentive Plan, a copy of which is attached hereto as Exhibit 10.15 and also is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth above under Item 3.03 of this Report is incorporated herein by reference.

At the Special Meeting, KINS stockholders considered and approved, among other things, the proposals set forth in the Proxy Statement/Prospectus in the sections titled “Proposal No. 2 - The Charter Amendment Proposal” and “Proposal No. 3 - The Advisory Amendment Proposals” beginning on pages 175 and 181, respectively, of the Proxy Statement/Prospectus (collectively, the “Charter Proposals”).

Prior to the Special Meeting, as previously reported on the Current Report on Form 8-K filed with the SEC on February 27, 2023, pursuant to the Merger Agreement, the parties thereto mutually agreed to revise the proposed Charter on February 27, 2023.

The Charter, which became effective upon filing with the Secretary of State of the State of Delaware on March 14, 2023, includes the amendments proposed by the Charter Proposals.

The description of the Charter and the general effect of the Charter and the Bylaws upon the rights of holders of CXApp’s capital stock are included in the Proxy Statement/Prospectus under the sections titled “Proposal No. 2 - The Charter Amendment Proposal”, “Proposal No. 3 - The Advisory Amendment Proposals”, “Comparison of Corporate Governance and Stockholders’ Rights” and “Description of New CXApp Capital Stock” beginning on pages 175, 181, 268 and 274, respectively, of the Proxy Statement/Prospectus, which are incorporated herein by reference.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Business Combination, on March 14, 2023, the Board approved and adopted a new Code of Ethics and Business Conduct (the “Code”) applicable to all employees, officers and directors of CXApp. The foregoing description of the Code of Conduct does not purport to be complete and is qualified in its entirety by reference to the full text of the Code of Conduct, a copy of which is filed herewith as Exhibit 14.1 and incorporated herein by reference.

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, the Company ceased being a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the section titled “Proposal No. 1 - The Business Combination Proposal” beginning on page 118, which is incorporated herein by reference. Further, the information set forth in the Introductory Note and under Item 1.01 relating to the Business Combination and Item 2.01 of this Report is incorporated herein by reference.

Item 8.01.	Other Events.

Successor Issuer

By operation of Rule 12g-3(a) under the Exchange Act, the Company is the successor issuer to KINS and has succeeded to the attributes of KINS as the registrant, including KINS SEC file number (001-39642) and CIK Code (1820875). The CXApp Class A Common Stock and Public Warrants are deemed to be registered under Section 12(b) of the Exchange Act, and the Company will hereafter file reports and other information with the SEC using DSAC’s SEC file number (001-39642).

The Company’s Class A Common Stock and Public Warrants are listed for trading on The Nasdaq Capital Market under the symbols “CXAI” and “CXAIW”, respectively, and the CUSIP numbers relating to the Company’s Class A Common Stock and Public Warrants are 23248B109 and 23248B117, respectively.

Change to the Amended and Restated Bylaws

Pursuant to the Merger Agreement, the parties thereto mutually agreed to revise the Amended and Restated Bylaws (the “Bylaws”) by removing the transfer restrictions related to the CXApp Class C Common Stock in the previous Section 7.9 of the Bylaws. A copy of the Bylaws is attached to this Report as Exhibit 3.2.

The change to the Bylaws grants us the flexibility to increase the public float as required and provides the administrative advantage of holding the CXApp Class C Common Stock through the facilities of the Depository Trust Company, which simplifies the conversion process. The timing and amount of any conversion would be dependent on, among other things, the number of publicly held shares and the prevailing stock price for the CXApp Class A Common Stock.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The audited combined carve-out balance sheets of Design Reactor, as of December 31, 2022 and 2021, and the related combined carved-out statements of operations, changes in parent company net investment and cash flows for the years ended December 31, 2022 and 2021 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial information of KINS and Legacy CXApp as of and for the year ended December 31, 2022 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of December 14, 2020, between KINS and UBS Securities LLC, Stifel, Nicolaus & Company Incorporated and BTIG, LLC, as representatives of the several underwriters (incorporated herein by reference from Exhibit 1.1 on KINS’ Form 8-K, filed December 21, 2020).

2.1+	Agreement and Plan of Merger, dated as of September 25, 2022, by and among KINS, KINS Merger Sub Inc., Inpixon, and Legacy CXApp (incorporated herein by reference from Exhibit 2.1 on KINS’ Form 8-K, filed September 26, 2022).

2.2+	Separation and Distribution Agreement, dated as of September 25, 2022, by and among KINS, KINS Merger Sub Inc., Inpixon, and Legacy CXApp (incorporated herein by reference from Exhibit 2.2 on KINS’ Form 8-K, filed September 26, 2022).

3.1	Certificate of Incorporation of CXApp Inc.

3.2	Bylaws of CXApp Inc.

4.1	Specimen Warrant Certificate of CXApp Inc.

4.2	Specimen CXApp Inc. Class A Common Stock Certificate

4.3	Specimen CXApp Inc. Class C Common Stock Certificate

4.4	Specimen Warrant Certificate (included in Exhibit 4.1) (incorporated herein by reference from Exhibit 4.1 on KINS’ Form 8-K, filed December 21, 2020).

4.5	Warrant Purchase Agreement, dated as of December 14, 2020, by and between KINS and Continental Stock Transfer & Trust Company, as warrant agent (incorporated herein by reference from Exhibit 4.1 on KINS’ Form 8-K, filed December 21, 2020).

10.1	Sponsor Support Agreement, dated as of September 25, 2022, by and among KINS, the Sponsor and Legacy CXApp (incorporated herein by reference from Exhibit 2.3 on KINS’ Form 8-K, filed September 26, 2022).

10.2	Indemnity Agreement, dated as of December 14, 2020, by and between KINS and Khurram P. Sheikh (incorporated herein by reference from Exhibit 10.6 on KINS’ Form 8-K, filed December 21, 2020).

10.3	Indemnity Agreement, dated as of December 14, 2020, by and between KINS and Eric Zimits (incorporated herein by reference from Exhibit 10.7 on KINS’ Form 8-K, filed December 21, 2020)

10.4	Indemnity Agreement, dated as of December 14, 2020, by and between KINS and Hassan Ahmed (incorporated herein by reference from Exhibit 10.8 on KINS’ Form 8-K, filed December 21, 2020).

10.5	Indemnity Agreement, dated as of December 14, 2020, by and between KINS and Di-Ann Eisnor (incorporated herein by reference from Exhibit 10.9 on KINS’ Form 8-K, filed December 21, 2020).

10.6	Indemnity Agreement, dated as of December 14, 2020, by and between KINS and Camillo Martino (incorporated herein by reference from Exhibit 10.10 on KINS’ Form 8-K, filed December 21, 2020).

10.7	Indemnity Agreement, dated as of December 14, 2020, by and between KINS and Atif Rafiq (incorporated herein by reference from Exhibit 10.11 on KINS’ Form 8-K, filed December 21, 2020).

10.8+	Indemnity Agreement, dated as of December 14, 2020, by and between KINS and Allen Salmasi pro forma condensed (incorporated herein by reference from Exhibit 10.12 on KINS’ Form 8-K, filed December 21, 2020).

10.9	Employee Matters Agreement, dated March 14, 2023, by and among KINS, KINS Merger Sub Inc., Inpixon, and Legacy CXApp.

10.10	Tax Matters Agreement, dated March 14, 2023, by and among KINS, Inpixon, and Legacy CXApp.

10.11+	Transition Services Agreement, dated March 14, 2023, by and between Inpixon and Legacy CXApp.

10.12#	Consulting Agreement, dated March 14, 2023, by and between Design Reactor, Inc. and 3AM, LLC.

10.13#	Employment Agreement, dated as of January 9, 2023, by and between Design Reactor, Inc. and Michael Angel (incorporated herein by reference from Exhibit 10.13 of KINS’ Registration Statement on Form S-4 (File No. 333-267938, filed February 9, 2023).

10.14#	CXApp Inc. 2023 Equity Incentive Plan.

10.15#	Form of CXApp, Inc. Indemnification Agreement for Directors and Officers.

10.16#	Form of CXApp Inc. 2023 Equity Incentive Plan Stock Option Agreement

10.17#	Form of CXApp Inc. 2023 Equity Incentive Plan Restricted Stock Unit Agreement

14.1	Code of Ethics and Business Conduct.

21.1	List of Subsidiaries.

99.1	Audited combined carve-out balance sheets of Design Reactor as of December 31, 2022 and 2021, and the related combined carved-out statements of operations, changes in parent company net investment and cash flows for the years ended December 31, 2022 and 2021.

99.2	Unaudited pro forma condensed combined financial information of KINS and Legacy CXApp as of and for the year ended December 31, 2022.

104	Cover Page Interactive Data File

+	The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

#	Indicates a management contract or compensatory plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CXApp Inc.

Date: March 20, 2023	By:	/s/ Khurram P. Sheikh
	Name:	Khurram P. Sheikh
	Title:	Chairman and Chief Executive Officer